Exhibit 3.7


                               STATE OF DELAWARE
                            CERTIFICATE OF MERGER OF
                            FOREIGN CORPORATION INTO
                             A DOMESTIC CORPORATION


     Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executes the following Certificate of Merger:

     FIRST: The name of the surviving corporation is Digital Broadband Networks, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Digital Broadband Networks, Inc., a Colorado Corporation.

     SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware.

     THIRD: The name of the surviving corporation is Digital Broadband Networks, Inc., a Delaware corporation.

     FOURTH: The Amended and Restated Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

     FIFTH: The authorized stock and par value of the non-Delaware corporation is (i) 100,000,000 shares of common stock, par value $0.00001 per share and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share.

     SIXTH: This merger is to become effective on June 5, 2002.

     SEVENTH: The Agreement of Merger is on file at the office of the Surviving Corporation.

     EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation, without cost, to any stockholder of the constituent corporations, by request made to Digital Broadband Networks, Inc., Suite 11.02, Menara Marais, No. 1, Jalan 19/3, 46300 Petaling Jaya, Selangor, Malaysia,
Attention: Ms. Valerie Looi.

     IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 5th day of June, 2002, A.D.,


                                  By:      /s/ Patrick Soon-Hock Lim
                                           --------------------------
                                                Authorized Officer

                                  Name:   Patrick Soon-Hock Lim
                                          ---------------------


                                  Title:  President and Chief Executive Officer
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